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                                                                   Exhibit 10.38

                    TRANSITION AGREEMENT, RELEASE AND WAIVER

         THIS TRANSITION AGREEMENT, RELEASE AND WAIVER ("Agreement") is executed this 7th day of January, 2004, by and between MICHAEL CORKRAN, an individual residing at 12805 Keystone Lane Lane, Chardon, Ohio 44024, referred to in this Agreement as "Corkran", and HAWK CORPORATION, a Delaware corporation whose principal address is 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114, referred to in this Agreement as "Hawk."

                                R E C I T A L S :

         Corkran was originally employed by Hawk as President of its Powder Metal Group in August of 2001. He is currently employed as President of Hawk Precision Components Group, Inc. ("HPCG").

         Corkran now desires to phase out of his employment with Hawk and its affiliated companies, and Hawk is willing to accommodate that desire, upon the terms and conditions hereinafter set forth. Accordingly, Corkran and Hawk agree as follows:

         1. CONTINUING EMPLOYMENT, TERMINATION OF EMPLOYMENT RELATIONSHIP; CONSULTING.

                  (a) Corkran shall remain in his current position until the effective date of the installation of a new President of HPCG, which the parties now contemplate to take place on or about January 1, 2004.

                  (b) During the period from January 1, 2004 through March 31, 2004, Corkran will serve as an advisor to the President of HPCG on a full time basis, at his present rate of pay and fringe benefits. Line authority will be vested in the new President, and Corkran's time will be devoted to assisting in and supporting the transition of the group to new leadership. Corkran's time will also be spent working on such other projects as may be assigned by the chairman of Hawk, so long as such assignments are consistent with Corkran's position as a former group president. Specific areas of focus will include, but will not necessarily be limited to; sales support and the smooth transition of third party relationships such as with Hoganas, Hoeganaes, Hydropulsor, and SMS Meer to the new President.

                  (c) Corkran agrees that (i) he will not accept any full time employment (other than the employment described in this Agreement) until March 31, 2004, and (ii) after that date, if he does accept other employment Corkran will provide Hawk with at least thirty (30) days prior notice before he leaves Hawk and begins other full time employment. In the event Corkran does accept other full time employment, his compensation from Hawk will cease immediately.

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                  (d)      If Corkran has not accepted other fulltime
employment, during the period from April 1, 2004 through June 30, 2004, Corkran will continue to serve as an employee of Hawk, as an advisor to the president of HPCG, and reporting to that president. Corkran will be compensated by a salary equal to seventy five percent (75%) of his current rate of base compensation.

                  (e) Through June 30, 2004, Corkran will continue to receive fringe benefits such as health insurance, car allowance, etc., but he will not be entitled to receive any additional stock options or incentive compensation. On June 30, 2004, Corkran's tenure as an employee of Hawk and its affiliates shall formerly end, and June 30, 2004 is sometimes referred to in this Agreement as the "Termination Date."

                  (f) Beginning on July 1, 2004, Corkran will become a consultant of Hawk, on an as needed basis. He will be compensated for consulting services at the rate of $2,000 per day.

         2. HEALTH INSURANCE. Hawk will continue to provide health insurance coverage to Corkran, through the end of June, 2004 (the "Coverage Period"), on the same basis as such coverage is provided to employees of Hawk in general, but in no event shall Hawk be required to provide greater coverage than that which was in effect immediately prior to the date hereof. Corkran must make any required employee contributions or co-payments in a timely fashion in order to maintain this coverage. At the end of the Coverage Period, Corkran shall have such rights of conversion and/or continuation as may be provided by the terms of the applicable health insurance contract and as may be required under applicable law.

         3. RELEASE AND WAIVER. With respect to any and all events arising out of or related to the employment relationship between Corkran and Hawk, HPCG and any entity affiliated with Hawk or HPCG (such entities being referred to collectively hereinafter as "Employer"), occurring on or before the date of this
Agreement:

                  (a) Corkran hereby releases and forever discharges Employer from any and all claims, demands and causes of action; this includes, among other things, claims based on the legal theories of wrongful or unjust termination, breach of contract (express or implied, including without limitation a certain letter agreement dated on or about August 7, 2001), promissory estoppel, negligent or intentional (tortious) conduct, negligent or intentional infliction of emotional distress, defamation, breach of any implied covenant of good faith and fair dealing, and any and all forms of employment discrimination, and including claims for attorneys' fees, expenses and costs related to any of the foregoing;

                  (b) Corkran hereby releases and forever discharges Employer from any and all claims, demands and causes of action, and waives any rights he may have, under Title VII of the Civil Rights Act of 1964, under 42 U.S.C. Section 1981, under the Age Discrimination in Employment Act ("ADEA"), under the Americans With Disabilities Act, under the Family and Medical Leave Act of 1993, under the Civil Rights Attorney's Fees Awards Act of 1976, under Chapter 4112 of the Ohio Revised Code, or under any other federal, state or local statute prohibiting discrimination in employment, or to request that a lawsuit be instituted pursuant to 29 U.S.C. Section 206(d); and

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                  (c)      Corkran agrees not to institute a lawsuit with
respect to any matters released or any rights waived in this Agreement.

                  (d) Nothing contained in this Agreement is intended to constitute a release or waiver of any claim arising out of or related to a party's breach of any of his/its obligations pursuant to the terms of this Agreement.

         4. CONFIDENTIALITY OF AGREEMENT. Each party agrees that the existence of this Agreement and its terms and conditions are confidential and are to be held in strict confidence by the parties and their counsel; provided, however, that (i) the parties shall be entitled to disclose such terms to their respective attorneys and accountants, (ii) Corkran may disclose such terms to his spouse, so long as she also agrees to hold such information confidential,
(iii) Hawk may disclose such terms to those executive level employees who have a reasonable need to know, in connection with the performance of their job duties, so long as each such employee also agrees to hold such information confidential and (iv) disclosure shall be permitted if required by legal process, but not before the third business day after such party has both received notice of such process and has delivered a copy thereof to the other party hereto. No party will voluntarily reveal or engage in any action which it knows or should know will result in the revelation of any information to any third party concerning the existence of this Agreement, the contents of this Agreement, or the basis upon which the claims of the parties have been settled and compromised; the party may indicate only that all matters have been settled. Notwithstanding the foregoing, Hawk shall be entitled to make any disclosure concerning this Agreement and its terms and conditions that it believes to be required under laws or regulations applicable to reporting by publicly-held companies.

         5.       COVENANTS OF NON-COMPETITION AND NON-SOLICITATION.

                  (a) Corkran agrees that, during the two (2) year period beginning on the date of this Agreement (the "Restricted Period"), Corkran shall not, directly or indirectly, either within any state of the United States of America in which Employer has done business or with respect to any customer serviced or solicited by Employer during Corkran's employment, compete with Employer in any aspect of "the Company's Business" as hereinafter defined, on behalf of himself or any other person, firm, business, corporation or other entity (each such person, firm, business or other entity being referred to hereinafter as a "Person"), including, without limitation, that Corkran shall not (i) engage in the Company's Business for his own account; (ii) enter the employ of, or render any services to, any Person engaged in the Company's Business; (iii) become interested in any Person engaged in the Company's Business as an owner, partner, shareholder, officer, director, licensor, licensee, employee, agent, employee, trustee, or in any other relationship or capacity; provided, however, that Corkran may own, directly or indirectly, solely as an investment, securities of any corporation which are traded on any national securities exchange if he (A) is not a controlling person of, or a member of a group which controls, such corporation, or (B) does not, directly or indirectly, own 1% more of any class of securities of such corporation; or (iv) request or instigate any account or customer of Employer to withdraw, diminish, curtail or cancel any of its business with Employer. In the event of Corkran's breach of any provision of this paragraph, the running of the Restricted Period shall be automatically tolled (i.e., no part of the Restricted Period shall expire) from and after the date of the first such breach. The Company Business shall

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mean the business of manufacturing, distributing or selling (i) any products made of powder metal or using a metal injection molding process, or (ii) friction products, in each case in which Employer was engaged at any time during Corkran's employment with Employer, or the conducting of research and development directed toward any aspect of such businesses.

                  (b) Corkran agrees that, prior to the later of December 31, 2004 or one year from the date of this Agreement (the "No Hire Period"), Corkran shall not, directly or indirectly, hire, solicit for employment or encourage to leave the employment of Employer any person who (i) is then an employee of Employer, (ii) had been an employee of Employer at any time during the preceding six (6) months, and in either case (iii) was an employee of Employer on the date of this Agreement. In the event of Corkran's breach of any provision of this paragraph, the running of the No Hire Period shall be automatically tolled (i.e., no part of the No Hire Period shall expire) from and after the date of the first such breach.

                  (c) Both parties recognize that, if Corkran breaches, or threatens to commit a breach of, any of the provisions of paragraphs 4, 5 and 6 (the "Restrictive Covenants"), then Hawk shall have, in addition to, and not in lieu of, any other rights and remedies available to Hawk under law or in equity, the right to specific performance and/or injunctive relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Hawk and that money damages will not provide an adequate remedy to Hawk.

         6. CONFIDENTIAL INFORMATION. Corkran recognizes and acknowledges that confidential information, including, without limitation, information, knowledge or data (i) of a technical nature such as but not limited to methods, know-how, formulae, compositions, processes, machinery (including computer hardware), discoveries, inventions, products, product specifications, computer programs and similar items or research projects; (ii) of a business nature such as but not limited to information about products, cost, purchasing or suppliers, profits, market, sales or customers, including lists of customers, and the financial condition of Employer; (iii) pertaining to future developments such as but not limited to strategic planning, research and development or future marketing or merchandising, and trade secrets of Employer; and (iv) all other matters which Employer treats as confidential (the items described above being referred to collectively hereinafter as "Confidential Information"), are valuable, special and unique assets of Employer. During and after the Restricted Period, Corkran shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of Employer, any and all Confidential Information learned by Corkran before or after the date of this Agreement, and shall not disclose such Confidential Information to anyone outside of Employer either during or after employment by Employer, except as required in the course of performing duties of his employment with Employer, without the express written consent of Employer or as required by law. Corkran further agrees to return all such information which is in his possession or under his control to Hawk within five
(5) business days after the Termination Date, and all copies thereof (including any Confidential Information contained on the computer described in paragraph 13 below). Information shall not be considered to be "Confidential Information" if Corkran can show that such information was, at the time of disclosure, or subsequently became through no act or omission of Corkran, known to the general public, through publication or otherwise.

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         7.       CORKRAN COOPERATION. At no cost to Hawk or Corkran, Corkran agrees to provide reasonable cooperation to Hawk regarding any pending or subsequently filed litigation, claims or other disputed items involving Employer that relate to matters within the knowledge or responsibility of Corkran during his employment, other than claims brought by or on behalf of Corkran that have not been released hereunder. Without limiting the foregoing, Corkran agrees (i) to meet with Hawk's representatives, its counsel or other designees at mutually convenient times and places in the Greater Cleveland area with respect to any items within the scope of this provision, (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body, and (iii) to provide Hawk with notice of contact by any adverse party. Corkran further agrees that he will not assist any such adverse party or such adverse party's representatives except as may be required by law.

         8.       DISPARAGING COMMUNICATIONS.

                  (a) Corkran agrees not to make false representations of fact, or defame, disparage, discredit or deprecate Employer, or any of its owners or employees, or otherwise communicate with any person in a manner tending to damage Employer or any of its owners or employees, in its/their reputation, office, trade, business or means of earning a livelihood.

                  (b) Hawk agrees not to make false representations of fact, or defame, disparage, discredit or deprecate Corkran, or otherwise communicate with any person in a manner tending to damage Corkran, in his reputation, office, trade, business or means of earning a livelihood.

         9. CORKRAN'S CONSULTING BUSINESS. The parties understand that Corkran intends to begin a consulting business, in which he will offer his services as a business consultant, to assist companies in the development and implementation of strategies to do business in China (the "Corkran Consulting Business"). In connection therewith:

                  (a) Corkran covenants that, during the period from April 1, 2004 through June 30, 2004, he will not spend more than twenty-five percent (25%) of his business time and effort engaging in the Corkran Consulting Business, and that the time he spends engaging in the Corkran Consulting Business during that period of time shall not interfere with his performance of his obligations pursuant to paragraph 1(d) of this Agreement. Corkran further covenants that, after June 30, 2004, his engaging in the Corkran Consulting Business shall not interfere with his performance of his obligations pursuant to this Agreement.

                  (b) Hawk acknowledges that, in general, Corkran's engaging in the Corkran Consulting Business does not constitute a violation of the terms of paragraph 5(a) of this Agreement; provided, however, that if a customer or client of the Corkran Consulting Business is also engaged in an aspect of the Company Business (as defined in paragraph 5(a) of this Agreement), a violation would be deemed to occur.

                  (c) In the event that a customer or client of the Corkran Consulting Business is also either using or prospectively using powder metal parts, metal injection molded parts or friction materials, (i) if the customer of the Corkran Consulting Business is also a customer of Hawk or its affiliates, Corkran shall not in any way supply or advise the customer with respect to

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the acquisition or use of powdered metals, except to encourage the customer to remain a customer of Hawk or its affiliates; and (ii) ) if the customer of the Corkran Consulting Business is not already a customer of Hawk or its affiliates, Corkran shall use his best efforts to cause that customer to become a customer of Hawk or its affiliates, including, without limitation, that Corkran will arrange an opportunity for Hawk or its affiliates to bid on that customer's business, and to have a "last look" if possible.

         10.      STOCK OPTIONS.

                  (a) The parties hereto are also parties to a certain Incentive Stock Option Agreement entered into as of August 7, 2001 (the "August 2001 Option Agreement"). Corkran acknowledges that 12,000 of the options under the August 2001 Option Agreement have vested in accordance with the terms of the August 2001 Option Agreement and may be exercised at any time by Corkran in accordance with the August 2001 Option Agreement. Nevertheless, Corkran hereby agrees to forgo any and all rights he may have under the August 2001 Option Agreement, including the rights to exercise the vested options. Therefore, effective as of the date of this Agreement, the August 2001 Option Agreement is hereby terminated in its entirety.

                  (b) Hawk acknowledges that Corkran has recommended that the total amount of options, vested and unvested, that he was originally granted under the August 2001 Option Agreement and which he has now agreed to surrender in accordance with paragraph 9(a) be granted to key HPCG personnel. Without any legal or other obligation on its part, Hawk will take Corkran's recommendation under advisement.

                  (c) Hawk confirms to Corkran that the certain Incentive Stock Option Agreement entered into as of October 5, 2001 (the "October 2001 Option Agreement") remains in full force and effect. Corkran at his discretion may determine whether or not to exercise the options granted thereunder. Any such exercise by Corkran shall be made in accordance with the terms of the October 2001 Option Agreement.

         11.      TERMS OF OFFER; REVOCATION.

                  (a) This Agreement has been delivered to Corkran on the 29th day of December, 2003. The offer contained herein shall remain open until the end of the twenty-first full day after delivery.

                  (b) After execution of this Agreement, Corkran may revoke his agreement hereto by delivering written notice of revocation to Hawk at any time during the period from the date of Corkran's execution through the end of the seventh full day after such execution (the "Revocation Period").

         12. COUNSEL. Hawk advises and encourages Corkran to consult with an attorney prior to signing this Agreement.

         13. COMPUTER. At the Termination Date, so long as Corkran has not breached this Agreement, the computer which Hawk has supplied to Corkran for his use during his employment

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shall be transferred to Corkran, in consideration of the promises of Corkran contained in this Agreement. No further action by any party shall be required to effect the transfer of that computer to Corkran; provided, however, that as a condition precedent to such transfer, all Confidential Information of Hawk and its affiliates which may be contained on that computer shall be permanently deleted from its memory, shall not be retained by Corkran in any form or format, and Corkran shall provide Hawk with such access to that computer as Hawk may reasonably deem necessary or appropriate to verify compliance with this provision.

         14. NO LIABILITY. Nothing contained in this Agreement is intended to constitute an admission by Employer of liability of any nature whatsoever to Corkran, and Employer expressly denies any such liability.

         15. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and shall be interpreted in accordance with the laws of the State of Ohio, and the parties hereby confer jurisdiction upon the courts of any jurisdiction within the State of Ohio to determine any dispute arising out of or related to this Agreement, or the breach hereof.

         16. COSTS OF ACTION. In the event that any party to this Agreement brings any action or proceeding in connection with this Agreement, the prevailing party in such action shall be entitled to recover, as part of such action or proceeding, its costs therein including reasonable attorneys' fees.

         17. COUNTERPARTS. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution of counterparts shall not be deemed to constitute delivery of this Agreement by a party until both of the parties have executed and delivered their respective counterparts.

         18. HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         19. SEVERABILITY. It is the intention of the parties that the terms and provisions of this Agreement be construed to be separable and severable. If any term or provision of this Agreement shall be held void, invalid, unenforceable or in conflict with any applicable law, all of the other terms and provisions of this Agreement shall remain valid and fully enforceable.

         20. ENTIRE AGREEMENT; AMENDMENTS. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereof. This Agreement may not be changed orally, but may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by each of the parties, or, in the case of a waiver, signed by the party against whom enforcement of such waiver is being sought.

         21. ACKNOWLEDGEMENT. Corkran acknowledges that he has carefully read all of the terms of this Agreement, that such terms have been fully explained to him and that he understands

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the consequences of each and every term, that he has had sufficient time and an opportunity to consult with his own legal advisor prior to signing this Agreement, and that he specifically understands that by signing this Agreement he is giving up any and all rights he may have against Hawk under the laws and legal theories referred to above with respect to events occurring on or before this date.

         THIS TRANSITION AGREEMENT, RELEASE AND WAIVER signed at Cleveland, Ohio on the date set forth in the first paragraph above.

                                         /s/ Michael Corkran
                                         ---------------------------------------
                                         MICHAEL CORKRAN

                                         HAWK CORPORATION

                                         By: /s/ Ronald E. Weinberg
                                             -----------------------------------
                                         Its: Chairman

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